AGREEMENT

     This AGREEMENT among New Valley Corporation, a New York corporation ("New Valley"), ALKI Corp., a Delaware corporation and a direct wholly owned subsidiary of New Valley ("NV Sub"), and High River Limited Partnership, a Delaware limited partnership ("High River"), dated October 17, 1995.

                              W I T N E S S E T H:

     WHEREAS, each of the parties hereto, directly or indirectly, is a stockholder of RJR Nabisco Holdings Corp., a Delaware corporation ("RJRN");

     WHEREAS, the parties hereto believe that the value of RJRN stockholders' investment can be substantially increased through a spinoff (the "Spinoff") of all or substantially all of RJRN's remaining investment in Nabisco Holding Corp., a Delaware corporation ("Nabisco");

     WHEREAS, New Valley and NV Sub desire to obtain the assistance and advice of High River with respect to measures designed to effectuate the Spinoff at the earliest possible date;

     WHEREAS, High River is willing to give such assistance and advice to New Valley and NV Sub (the "New Valley Group") in consideration of the agreements by the New Valley Group set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

     Section 1. Investment. (a) High River hereby agrees to purchase from New Valley and NV Sub, and New Valley and NV Sub hereby agree to sell, assign, transfer and deliver to High River, at the Closing (as defined below), 1,611,550 shares of common stock, par value $.01 per share ("Shares"), of RJRN (the "Purchased Shares"). The closing of the purchase and sale of the Purchased Shares (the "Closing") shall occur at 10:00 a.m. on October 23, 1995 (the "Closing Date") at the offices of Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York. At the Closing, High River will pay to New Valley $50,976,921 (the "Purchase Price"), by wire transfer of



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immediately available funds to an account designated by New Valley, against delivery to High River ofthe Purchased Shares in a commercially customary manner such that, upon the payment of the Purchase Price for such Purchased Shares, High River shall have acquired good and marketable title to such Shares, free and clear of all encumbrances and liens whatsoever.

     (b) It is the intention of the New Valley Group and High River to cooperate to invest a minimum of at least $300 million ($150 million each) in Shares, and they may further increase their investment to a minimum of at least $500 million in Shares ($250 million each), in accordance with the following plan:

          (i) Each of the New Valley Group and High River and its affiliates (the "High River Group") is expected to make a minimum equity investment in Shares of $75 million (the "First Stage Equity Investments").

          (ii) In addition to their respective First Stage Equity Investments, each of the New Valley Group and the High River Group is expected to invest in Shares at least a minimum additional amount (the "First Stage Margin Investments" and, together with the First Stage Equity Investments, the "First Stage Investments") equal to the lesser of (A) $75 million and (B) the maximum additional amount that such group would lawfully have been able to invest in Shares if (I) the Shares acquired pursuant to such group's First Stage Equity Investment had been acquired with funds not obtained from the proceeds of "purpose credit" secured directly or indirectly by "margin stock" (as such terms are defined in Regulation T and Regulation U promulgated by the Board of Governors of the Federal Reserve System (the "Margin Rules")) ("Margin Loans") and (II) such group had used its best efforts to borrow additional funds by pledging the Shares so acquired as collateral to secure Margin Loans to the extent that such Margin Loans could have been obtained lawfully and on reasonable commercial terms and had used the proceeds of such Margin Loans to acquire additional Shares, which had been similarly pledged to secure additional Margin Loans and to acquire further Shares, and so forth until no further such Margin Loans had been lawfully available.

          (iii) Following the completion of the First Stage Investments, each of the New Valley Group and the High River Group may make a further investment in Shares of up to the sum of (A) $50 million of equity (the "Second Stage Equity Investment") plus (B) an additional amount (the "Second Stage Margin Investments" and, together with the Second


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

     Stage Equity Investments, the "Second Stage Investments") equal to the lesser of (I) $50 million and (II) the maximum amount that such group would lawfully have been able to invest in Shares, in the manner described in
     Section 1(b)(ii)(B), using the Shares acquired through the Second Stage Equity Investment as collateral.

     (c) In order to effectuate the objectives of the parties hereto described in Section 1(b), each of the New Valley Group and High River agrees that it shall (or shall cause its affiliates to) make the following investments in
Shares:

          (i) Promptly after the close of business on each business day during the term of this Agreement, each of New Valley and High River shall notify the other of (A) the number of Shares acquired or sold by the New Valley Group and the High River Group, respectively, since the last such notice,
     (B) the purchase price or sale price of each Share so acquired or sold and
     (C) the amount of brokerage fees or commissions incurred in acquiring or selling each such Share.

          (ii) On the last business day of each second calendar week (commencing with the end of the second full calendar week following the date of this Agreement) prior to such time as the High River Group has made an investment in Shares equal to at least the Second Stage Investment (the "Second Stage Completion Date"), promptly after the exchange of notices described in Section 1(c)(i), the parties hereto shall calculate the aggregate number and the average price of all Shares acquired during such two calendar weeks by either the New Valley Group or the High River Group at a price per Share equal to the Hurdle Price (as defined below in this paragraph (ii)) or less (exclusive of brokerage fees and commissions incurred in such acquisition) ("Qualifying Shares"). Thereupon, each party shall make or cause to be made to the other party (or the other party's designee) such transfers of Shares and such payments in immediately available funds (in each case in the manner described in Section 1(c)(iv)) as would have been necessary so that, after giving effect to such transfers and payments, the New Valley Group and the High River Group would have acquired the same number of Qualifying Shares during such two calendar weeks and the aggregate investment (excluding brokerage fees and commissions incurred in the acquisition of Shares) of the New Valley Group and the High River Group in Qualifying Shares during such week would have been identical. For purposes of this Agreement, "Hurdle Price" means (x) prior to the time that both the New Valley Group



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

     and the High River Group have made investments in Shares equal to at least the First Stage Investment (the "First Stage Completion Date"), $35.50 per Share and (y) at all times from and after the First Stage Completion Date and prior to the Second Stage Completion Date, $31.00 per Share.

          (iii) In addition to the obligations of the parties hereto under
     Section 1(c)(ii), for each business day prior to the Second Stage Completion Date, New Valley may, in its sole discretion, by notice to High River promptly after the exchange of the notices with respect to such business day described in Section 1(c)(i), put to High River a number of Shares equal to or less than one-half of the excess, if any, of (A) the aggregate number of Shares other than Qualifying Shares ("Non-Qualifying Shares") acquired by the New Valley Group since the close of business on the previous business day over (B) the number of Non-Qualifying Shares acquired by the High River Group since the close of business on the previous business day. The put price per Share shall be equal to the Hurdle Price. Thereupon, the New Valley Group shall sell and transfer or cause to be sold and transferred to High River or another member of the High River Group designated by High River the number of Shares so put to High River, and High River shall purchase or cause such designee to purchase such Shares and shall pay or cause to be paid to New Valley or New Valley's designee a purchase price equal to the put price of such Shares, in each case in the manner described in Section 1(c)(iv).

          (iv) All payments required to be made under Section 1(c)(ii) or
     Section 1(c)(iii) shall be made in immediately available funds before the opening of business on the fourth New York Stock Exchange trading day after
     (A) in the case of Section 1(c)(ii), the last business day of each second calendar week in which the exchange of notices referred to therein is made and (B) in the case of Section 1(c)(iii), the last business day of the calendar week in which New Valley delivers the notice referred to therein. All transfers of Shares required by Section 1(c)(ii) and Section 1(c)(iii) shall be made simultaneously with such payment in a commercially customary manner such that upon the payment of the purchase price for such Shares, the transferee shall have acquired good and marketable title to such Shares, free and clear of all encumbrances and liens whatsoever.

          (v) As promptly as practicable following the close of business on November 27, 1995 (in the case of the First Stage Investments) and January 11, 1996 (in the case of the Second Stage Investments), but in each case prior to the close of business on the next business day, each of New Valley and High River shall notify the other of (A) the date of purchase of any Shares acquired by the New Valley Group and the High River Group, respectively, since the date of this Agreement, (B) the number of Shares purchased on each such date and
     (C) the purchase price of each Share so acquired. If prior to January 17, 1996, either New Valley or High River believes that the other has breached any of its obligations under Section 1(c)(ii) or Section 1(c)(iii), such party (the "Notifying Party") shall deliver to the other party (the "Receiving Party") a notice setting forth in reasonable detail the nature of the breach and the reasons for such belief (the "Notice of Breach"). The Notice of Breach shall specifically describe the number of Shares that the Receiving Party must transfer to the Notifying Party, or that the Notifying Party must transfer to the Receiving Party, and the amount of the payments that the Receiving Party must make to the Notifying Party, or that the Notifying Party must make to the Receiving Party, in order to cure such breach, and shall demand performance of such transfers and payments. Prior to the close of business on the third business day after receiving the Notice of Breach, the Receiving Party shall either (x) pay the amounts and transfer the Shares described in the Notice of Breach, against receipt of the amounts to be paid and/or the Shares to be transferred by the Notifying Party as described in the Notice of Breach or (y) deliver to the Notifying Party a notice stating that the Receiving Party disputes the demand made in the Notice of Breach (the "Notice of Dispute"). In the event that the Receiving Party delivers a Notice of Dispute, then prior to the close of business on the next business day, the parties hereto shall by mutual agreement choose an independent, nationally recognized public accounting firm, which shall be retained by the parties hereto to arbitrate the dispute (the "Arbitrator"), or if they cannot agree, each of New Valley and High River shall choose one such accounting firm, and such firms shall choose a third such accounting firm to serve as Arbitrator. The fees and expenses of the Arbitrator shall be shared equally by New Valley and High River. The parties hereto shall make available to the Arbitrator all information which the Arbitrator may reasonably request for the purpose of arbitrating the dispute. Prior to the close of business on the fifth business day after being retained, the Arbitrator shall make its own independent calculations and shall notify New Valley and High River in writing of its decision, indicating the amounts to be paid and the number of Shares to be transferred by each of the parties hereto to cure any breach of Section 1(c)(ii) or 1(c)(iii), identified by the Arbitrator as having occurred. Prior to the close of business on the third business day after receiving the notice of such decision, each party hereto shall make payments and transfer Shares in accordance with such decision. In each case where a party is required to make any payment pursuant to this Section 1(c)(v) by reason of any breach by such party of Section 1(c)(ii) or
     Section 1(c)(iii), the amount of such payment shall be based on a purchase price per Share, without interest, equal to the Hurdle Price in effect at the time that the relevant transfer of Shares would have originally occurred if not for the relevant breach.

          (d) (i) Except as provided in subpart (ii) of this subparagraph (d), until the termination of this Agreement, (i) the New Valley Group shall not make or agree to make any sale, transfer or other disposition (a "Transfer") of Shares beneficially owned by it, if following such Transfer the New Valley Group's total investment in Shares would be less than the sum of the First Stage Investment plus the Second Stage Investment and (ii) High River shall not (and shall cause the High River Group not to) make or agree to make any Transfer of Shares beneficially owned by it, if following such Transfer the High River Group's total investment in Shares would be less than the sum of the First Stage Investment plus the Second Stage Investment; provided, however, that (x) the New Valley Group and the High River Group may sell Shares to an unaffiliated third party on an arms'-length basis if (1) such sale is made solely in response to a demand for repayment or additional collateral (other than Shares) of the sort usually made by a lender extending Margin Loans secured by such Shares, which demand results from a decline in the market price of the Shares so that the account with the lender falls below the lender's pre-established maintenance requirement for the New Valley Group or the High River Group, as the case may be, (2) the proceeds of such sale are used solely to repay Margin Loans, (3) the total number of Shares sold does not exceed the minimum number that must be sold in order to satisfy such demand and (y) in the event the New Valley Group or the High River Group (each, a "Group") sells any Shares pursuant to clause (x) of this proviso and following such sale such first Group's investment in Shares is less than the second Group's investment in Shares, then the second Group may Transfer Shares so long as following such Transfer the second Group's investment in Shares is equal to or greater than the first Group's investment in Shares; and provided further that each member of the New Valley Group and the High River Group may Transfer Shares to any other member of the New Valley Group or the High River Group (but only if, in the case of a Transfer to another member of the High River Group, such member agrees to be bound by the provisions of this Agreement to the same extent as High River). Following a sale by either the New Valley Group or the High River Group pursuant to clause (x) of the first proviso to the preceding sentence, neither Group shall be obligated to purchase any additional Shares pursuant to Section 1(c)(ii) or Section 1(c)(iii), but the provisions of Section 1(c)(v) shall continue to be applicable with respect to any purchases that were required to be made prior to such sale pursuant to Section 1(c)(ii) or Section 1(c)(iii).

          (ii) In addition, notwithstanding the terms of subpart (i) of this subparagraph (d), in the event that the lender extending Margin Loans to a member of the New Valley Group or the High River Group, as the case may be (the "Borrower"), for any reason other than as set forth in clause (x) of the first proviso to the first sentence of subpart (i) of this subparagraph
     (d), terminates or reduces the loan facility or otherwise requires the sale of Shares by Borrower (such Shares required as a result to be sold, together with a number of Shares equal to the number of Shares (if any) sold pursuant to such clause (x), during the thirty consecutive calendar days immediately following the date that the Borrower is informed of such required sale, being hereinafter referred to as the "Selloff Shares") and after exercise of best efforts to replace such loan facility Borrower is unable to do so, then the Borrower shall irrevocably offer to the other party hereto the right for a five business day period, at the election of the other party, either (A) to acquire the Selloff Shares at a price equal to the lower (such lower price being referred to herein as the "Selloff Price") of (I) 90% of the Weighted-Average Cost (calculated as set forth in Section 4(h) but without giving effect to the interest factor described in Section 4(h)(i) or Section 4(h)(ii)(B)) of the Selloff Shares, and (II) 90% of the then current market price of the Selloff Shares, as measured by the average closing sales price of Shares on the New York Stock Exchange in the five business days preceding said offer, or (B) to receive payment from the Borrower in immediately available funds in an amount equal to the excess of the then current market price of the Selloff Shares, as so measured, over the Selloff Price. In the event the other party exercises its right to acquire the Selloff Shares, the closing shall take place prior to the close of business on the third business day after such party exercises its right to purchase the Selloff Shares, and the party electing to exercise its right to purchase shall be entitled to an order of specific performance in the event of a failure by the Borrower to close as hereinabove provided. In the event the other party does not exercise its right to acquire the Selloff Shares within such five business day period, or shall affirmatively elect to receive payment from the Borrower, the Borrower shall thereafter have the right to sell the Selloff Shares to an unaffiliated third party on an arms'-length basis. In the event the other party exercises its right to receive payment from the Borrower, such payment shall be made within five business days of notice to the Borrower of the other party's election to exercise its right thereto.

     (e) For purposes of this Section 1 and Section 4(c), in calculating the amount of the investment in Shares by the New Valley Group and the High River Group at any time, (i) each Group's acquisition of Shares shall be deemed to increase such Group's investment by the actual cost, including all brokerage fees and commissions incurred in the acquisition of such Shares, and (ii) each Group's sale of Shares shall be deemed to decrease such Group's investment by the actual price realized, net of all brokerage fees and commissions incurred in such sale.

     (f) In addition to the investments required by Section 1(c), each of the parties hereto and its affiliates may, in its sole discretion, invest additional amounts from time to time to acquire additional Shares. Notwithstanding any other provision of this Agreement, the funds invested by any party hereto or its affiliates in Shares, either pursuant to Section 1(c) or to this Section 1(f), may be obtained through any lawful method, including, without limitation, Margin Loans and other loans or borrowings subject to the Margin Rules.

     (g) Notwithstanding anything in this Agreement to the contrary, (i) all Shares acquired by any party hereto shall be held by it for its own account and not for the account of any other party hereto, (ii) except as set forth in
Section 5(d), no party hereto shall have any right or obligation to share in the profits or losses of any other party hereto arising from the acquisition, holding or disposition of Shares beneficially owned by such other party or its affiliates and (iii) all transfers of Shares pursuant to Section 1(c)(ii) or
Section 1(c)(iii), and all payments in respect of such Shares pursuant to
Section 1(c)(ii) or Section 1(c)(iii), shall be made simultaneously on the respective dates such transfers and payments are required to be made pursuant to
Section 1(c)(iv), and no party hereto shall be deemed to own or to have any rights of ownership in any such Shares (including, without limitation, any right to vote such Shares or to receive dividends paid in respect of such Shares) until such transfer and payment are made.

     Section 2. Agreement to Vote. In the event that Brooke Group Ltd. ("BGL") or BGLS Inc. ("BGLS") determines to solicit Stockholder Demands, Written Consents or Proxies (as such terms are defined in the Agreement dated as of October 17, 1995 among BGL, BGLS and High River (the "BGL Agreement")), the New Valley Group shall execute and deliver to BGL or BGLS a valid Stockholder Demand, Written Consent or Proxy, as the case may be (and not withdraw such Stockholder Demand, Written Consent or Proxy) with respect to all of the Shares, and all of the depositary shares representing Series C Conversion Preferred Stock, par value $.01 per share, of RJRN, that it beneficially owns or has the right to vote.

     Section 3. Termination. (a) This Agreement shall automatically terminate upon the earlier of (i) the first anniversary of the date hereof and (ii) the termination of the BGL Agreement by High River, and any party hereto may terminate this Agreement sooner at any time in its sole discretion by written notice to the other parties hereto; provided, however, that if BGL or BGLS terminates the BGL Agreement, then New Valley and NV Sub shall be deemed to have simultaneously terminated this Agreement.

     (b) If this Agreement is terminated pursuant to this Section 3, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of any party hereto, except that (i) the obligations of the parties hereto pursuant to Section 5 and Section 6 shall remain in full force and effect following any termination of this Agreement for the periods set forth therein and (ii) if (A) either the New Valley Group or the BGL Group sells any Shares under the circumstances described in clause (x) of the first proviso to the first sentence of Section 1(d)(i) of this Agreement, or is required to offer any Shares to another party pursuant to the first sentence of Section 1(d)(ii) of this Agreement, and (B) a party hereto which is not a member of such Group thereafter terminates this Agreement prior to or on the tenth day after the first date that such party becomes aware that such event has occurred, then the obligations of any member of such Group pursuant to Section 1(d)(ii) shall remain in full force and effect following such termination until the later of
(I) the end of the 30-day period set forth in Section 1(d)(ii) or (II) the time that the Selloff Shares are delivered at the closing described in the second sentence of Section 1(d)(ii), or the time when payment is made pursuant to the fourth sentence of Section 1(d)(ii), as the case may be.

     Section 4. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

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

     (a) "Termination Event" shall have the meaning assigned to it in the BGL Agreement.

     (b) "Other Securities" means any securities or assets (other than cash) received by the New Valley Group from RJRN in respect of any Shares held by the New Valley Group, whether by way of a dividend or other distribution in respect of such Shares, in exchange for such Shares, pursuant to a reclassification of such Shares, or otherwise.

     (c) The "Trading Profit" realized in any sale of any Shares or any Other Securities of any class or series by any member of the New Valley Group or by BGL, BGLS or any of their affiliates (the "BGL Group") means the excess, if any, of the actual price realized in such sale, net of all brokerage fees and commissions incurred in such sale, over the Weighted-Average Cost (as defined below in Section 4(h) and Section 4(i)) of the Shares or the Other Securities of such class or series sold. The "Trading Profit" existing on the Reference Date (as defined below in Section 5(a)) in respect of any Shares or Other Securities of any class or series held by the New Valley Group or the BGL Group as of such date means the excess, if any, of the Market Value (as defined below in Section 4(j) and Section 4(k)) as of the Reference Date of the Shares or the Other Securities of such class or series so held over the Weighted-Average Cost of such Shares or such Other Securities. Notwithstanding the foregoing, if the aggregate investment in Shares and Other Securities made at any time, either before or after the date of termination of this Agreement, by the New Valley Group, before giving effect to any sales of Shares and Other Securities held by the New Valley Group (the "Aggregate New Valley Investment"), exceeds the greater of (x) the sum of the First Stage Investment plus the Second Stage Investment and (y) the aggregate investment of the High River Group in Shares and Other Securities made prior to the date of the termination of this Agreement (the greater of such amounts being referred to herein as the "Target Investment"), then the "Trading Profit" realized on any sale of Shares or any Other Securities of any class or series, or existing on the Reference Date in respect of any Shares or any Other Securities of any class or series held by the New Valley Group on the Reference Date, means the product of (x) the "Trading Profit," calculated as set forth in the previous two sentences, multiplied by
(y) a fraction, the numerator of which is the Target Investment and the denominator of which is the Aggregate New Valley Investment.

     (d) The "New Valley Expenses" means the out-of-pocket costs and expenses incurred by the New Valley Group or the BGL Group in connection with the preparation, negotiation and execution of this Agreement and the BGL Agreement, the consummation of the transactions contemplated hereby or thereby and the solicitation of Stockholder Demands, Written Consents and Proxies from the stockholders of RJRN (including without limitation, to the extent incurred in connection therewith, (i) all registration and filing fees under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), (ii) all printing, messenger, telephone and delivery expenses, (iii) all fees and disbursements of counsel and (iv) all fees and disbursements of public relations firms, proxy solicitation firms, investment bankers and other financial advisors), plus an amount equivalent to simple interest on each such cost and expense at the rate of 10% per annum from the date of payment thereof; provided, however, that "New Valley Expenses" shall exclude, without duplication, (x) all costs and expenses relating to the acquisition of the Shares beneficially owned or hereafter acquired by the New Valley Group, (y) all internal costs and expenses (including, without limitation, all salaries and expenses of its officers and employees performing duties relating to the transactions contemplated by this Agreement and the BGL Agreement) and (z) all costs and expenses paid to the New Valley Group, or the BGL Group, except as reimbursement for out-of-pocket costs and expenses incurred by the New Valley Group or the BGL Group to unaffiliated third parties.

     (e) The "Net Profit" realized on any sale of Shares or any Other Securities of any class or series, or existing on the Reference Date in respect of any Shares or any Other Securities of any class or series held by the New Valley Group or the BGL Group on the Reference Date, means the excess, if any, of (i) the Trading Profit realized on such sale or existing on the Reference Date with respect to such Shares or such class or series of Other Securities, as the case may be, together with the aggregate Trading Profit realized on all previous or simultaneous sales (if any) of any Shares or any Other Securities of such class or series, over (ii) the sum of (A) the aggregate New Valley Expenses incurred on or prior to such sale or the Reference Date, as the case may be, and (B) five times the excess, if any of (I) the aggregate percentage payments (if any) that High River would have been entitled to receive under Section 5(d) of this Agreement and Section 4(c) of the BGL Agreement with respect to such previous or simultaneous sales if not for the effect of clauses (x) and (y) of the provisos to such Sections over (II) any repayment that New Valley or BGLS would have been entitled to receive under clause (z) of such provisos.

     (f) The "Net Loss" realized on any sale of Shares or any Other Securities of any class or series, or existing on the Reference Date in respect of any Shares or any Other Securities of any class or series held by the New Valley Group or the BGL

Group on the Reference Date, means the excess, if any, of (i) the sum of (A) the aggregate New Valley Expenses incurred on or prior to such sale or the Reference Date, as the case may be, and (B) five times the excess, if any of (I) the aggregate percentage payments (if any) that High River would have been entitled to receive under Section 5(d) of this Agreement and Section 4(c) of the BGL Agreement with respect to any previous or simultaneous sale of Shares or any Other Securities of such class or series if not for the effect of clauses (x) and (y) of the provisos to such Sections over (II) any repayment that New Valley or BGLS would have been entitled to receive under clause (z) of such provisos over (ii) the Trading Profit realized on such sale or existing on the Reference Date with respect to such Shares or such class or series of Other Securities, as the case may be, together with the aggregate Trading Profit realized on all previous or simultaneous sales (if any) of any Shares or any Other Securities of such class or series, as the case may be.

     (g) The "Net Profit Override" on any sale of Shares or any Other Securities of any class or series, or existing on the Reference Date in respect of any Shares or any Other Securities of any class or series held by the New Valley Group or the BGL Group on the Reference Date, means 20% of the Net Profit, if any, on such sale or existing on such date.

     (h) The "Weighted-Average Cost" of any Shares means (i) the weighted-average cost of all Shares owned by the New Valley Group and the BGL Group as of the date hereof, or acquired by the New Valley Group and the BGL Group hereafter prior to or at the time that the aggregate investment of the New Valley Group in Shares first exceeds the Target Investment (including in each case all brokerage fees and commissions incurred in the acquisition of such Shares and including an amount equivalent to simple interest on the cost of any Shares at the rate of 8-1/2% per annum from the date of payment for such Shares, but excluding any other interest, fees, premiums and other costs of any loans or borrowings incurred or maintained to acquire or carry such Shares), calculated in accordance with generally accepted accounting principles, reduced by (ii) the sum of (A) the amount of any cash dividends or distributions received in respect of such Shares and the Market Value (as of the date received) of any Other Securities received in respect of such Shares by way of any dividend or distribution, plus (B) an amount equivalent to simple interest on such amount and such Market Value at the rate of 8-1/2% per annum from such date received; provided, however, that any exchange of Shares for Other Securities or reclassification of Shares into Other Securities shall be treated for purposes of calculating the Weighted-Average Cost of the remaining Shares as a sale of the Shares so exchanged or reclassified at a price equal to their Weighted-Average Cost.

     (i) The "Weighted-Average Cost" of any Other Securities received by the New Valley Group and the BGL Group means (i) in the case of any Other Securities received by way of any dividend or distribution, the Market Value of such Other Securities as of the date received, plus an amount equivalent to simple interest on such Market Value at the rate of 8-1/2% per annum from the date of receipt of such Other Securities, but excluding any other interest, fees, premiums and other costs of any loans or borrowings incurred or maintained to carry such Other Securities and (ii) in the case of any Other Securities received by the New Valley Group and the BGL Group by way of any exchange of Shares for Other Securities or reclassification of Shares into Other Securities, an amount equal to the Weighted-Average Cost of the Shares so exchanged or reclassified, plus an amount equivalent to simple interest on such amount at the rate of 8-1/2% per annum from the date of receipt of such Other Securities, but excluding any other interest, fees, premiums and other costs of any loans or borrowings incurred or maintained to carry such Other Securities; provided, however, that the Weighted-Average Cost of any Other Securities shall be reduced by the sum of (A) the amount of any cash dividends or distributions received by the New Valley Group and the BGL Group in respect of such Other Securities and the Market Value (as of the date received) of any securities or assets (other than cash) received by the New Valley Group and the BGL Group in respect of such Other Securities by way of any dividend or distribution plus (B) an amount equivalent to simple interest on the amount of such cash or the Market Value of such securities or other assets at the rate of 8-1/2% per annum from the date received.

     (j) The "Market Value" of any securities as of any date means the product obtained by multiplying (i) the number or amount of such securities by (ii) the average of the daily closing prices per share or other unit of such securities for the ten consecutive trading days (or, if such securities have not traded for ten consecutive trading days, such lesser number of trading days as they have traded) on or prior to such date. For this purpose, the "closing price" of any securities as of any date means, the closing sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices per share or other unit for such securities, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such securities are not then listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such securities are listed or admitted to trading or, if such securities are not then listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices, per share or other unit for such securities in the over-the-counter market, as reported by the NASDAQ system or, if such system is not in use, any other similar system then in use, or, if on any such date such securities are not then quoted by any such system, the average of the closing bid and asked prices per share or other unit for such securities as furnished by a professional market maker making a market in such securities selected by mutual agreement of New Valley and High River or, if no such person then makes a market in such securities, the fair market value of such securities, as determined by an independent, nationally recognized investment banking or appraisal firm selected by mutual agreement of New Valley and High River; provided, however, that if any dividend or distribution shall have been declared but not paid in respect of such securities as of the date in question, and the ex-dividend date for the determination of the holders of securities entitled to receive such dividend or distribution shall occur prior to the date of valuation, the "Market Value" of such securities shall be appropriately increased by the value of such dividend or distribution (as determined by mutual agreement of New Valley and High River, or if they cannot agree, by an independent, nationally recognized investment banking or appraisal firm selected by mutual agreement of New Valley and High River, or if they cannot agree, selected by the American Arbitration Association).

     (k) The "Market Value" of any assets other than securities means the fair market value of such assets, as determined by an independent, nationally recognized investment banking or appraisal firm selected by mutual agreement of New Valley and High River, or if they cannot agree, selected by the American Arbitration Association).

     Section 5. Certain Fees and Percentage Payments. (a) Subject to Section 5(c), New Valley shall pay or cause to be paid to High River the sum of $50 million promptly upon

          (i) any termination of this Agreement by High River at a time when (A) no Termination Event has occurred, (B) New Valley or NV Sub is in material breach of its obligations (the "New Valley Obligations") under Section 1(a), the fourth sentence of Section 1(c)(v), the ninth sentence of Section 1(c)(v), Section 1(d)(i) or Section 2 of this Agreement and (C) High River is not in material breach of its obligations (the "High River Obligations") under Section 1(a), the fourth sentence of Section 1(c)(v), the ninth sentence of Section 1(c)(v) or Section 1(d)(i) of this

          Agreement or Section 1(c)(iii) or Section 8 of the BGL Agreement;

          (ii) any termination of this Agreement by New Valley or NV Sub at a time when (A) no Termination Event has occurred and (B) High River is not in material breach of the High River Obligations; or

          (iii) the consummation of any Business Combination (as defined in the BGL Agreement), including any Permitted Business Combination (as defined in the BGL Agreement), with respect to the New Valley Group, if (A) such Business Combination is consummated prior to the later of (I) the date of RJRN's annual meeting of stockholders for 1997 and (II) the first anniversary of the date of termination of this Agreement (the later of such dates being referred to herein as the "Reference Date"), or (B) a legally binding agreement to enter into such Business Combination or any other Business Combination is entered into prior to the Reference Date and such Business Combination is consummated prior to the second anniversary of the date of such agreement or (C) the BGL Nominees (as such term is defined in the BGL Agreement) are elected to constitute a majority of the Board of Directors of RJRN and such Business Combination is consummated prior to the fifth anniversary of the date of such election;

provided, however, that (x) High River shall not be entitled to more than one fee under this Section 5(a), (y) High River shall not be entitled to any fee under this Section 5(a) if New Valley shall have previously or shall concurrently become entitled to the fee described in Section 5(b) of this Agreement or if BGL shall have previously become entitled to the fee described in Section 4(b) of the BGL Agreement and (z) the amount of any fee to which High River may be entitled at any time pursuant to this Agreement shall be reduced by the amount of any fee which High River shall theretofore have been paid pursuant to Section 4(a) of the BGL Agreement and by the amounts of any percentage payments which High River shall theretofore have been paid pursuant to Section 5(d) of this Agreement or pursuant to Section 4(c) of the BGL Agreement.

     (b) Subject to Section 5(c), High River shall pay or cause to be paid to New Valley the sum of $50 million promptly upon:

          (i) any termination of this Agreement by High River at a time when (A) no Termination Event has occurred, (B) New Valley and NV Sub are not in material breach of the New Valley Obligations and (C) BGL and BGLS are not in
          material breach of their obligations under Section 1(c)(iii) of the BGL Agreement (the "BGL Obligations"); or

          (ii) any termination of this Agreement by New Valley or NV Sub at a time when (A) no Termination Event has occurred, (B) High River is in material breach of its obligations under Section 1(a), the fourth sentence of Section 1(c)(v), the ninth sentence of Section 1(c)(v) or Section 1(d)(i) of this Agreement, (C) New Valley and NV Sub are not in material breach of the New Valley Obligations and (D) BGL and BGLS are not in material breach of the BGL Obligations;

provided, however, that (x) New Valley shall not be entitled to more than one fee under this Section 5(b), (y) New Valley shall not be entitled to any fee under this Section 5(b) if High River shall have previously or shall concurrently become entitled to the fee described in Section 5(a) of this Agreement or the fee described in Section 4(a) of the BGL Agreement and (z) the amount of any fee to which New Valley may be entitled at any time pursuant to this Agreement shall be reduced by the amount of any fee which BGL shall theretofore have been paid pursuant to Section 4(b) of the BGL Agreement.

     (c) Each of New Valley and High River shall give notice to the other promptly upon becoming aware that any Termination Event has occurred, or that any event has occurred that would be a Termination Event but for the giving of notice or the termination of this Agreement. Such notice shall specify in reasonable detail the facts giving rise to such Termination Event.

     (d) Notwithstanding anything in this Agreement or the BGL Agreement to the contrary,

          (i) if the New Valley Group or the BGL Group sells any Shares or any Other Securities of any class or series prior to the Reference Date, then New Valley shall pay or cause to be paid to High River promptly upon the consummation of such sale a percentage payment equal to the product of (A) the Net Profit Override realized in such sale, multiplied by (B) a fraction (the "Sale Fraction," which shall be calculated separately for the Shares and for each class or series of Other Securities), the numerator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to such sale, by the New Valley Group and the denominator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to such sale, by the New Valley Group and the BGL Group; and

          (ii) if the New Valley Group or the BGL Group holds any Shares or any Other Securities of any class or series on the Reference Date, then New Valley shall pay or cause to be paid to High River promptly upon the Reference Date a percentage payment equal to the product of (A) the Net Profit Override existing on the Reference Date in respect of such Shares or such Other Securities, multiplied by (B) a fraction (the "Holdings Fraction," which shall be calculated separately for the Shares and for each class or series of Other Securities), the numerator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to the Reference Date, by the New Valley Group and the denominator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to the Reference Date, by the New Valley Group and the BGL Group;

provided, however, that (x) the amount of any percentage payment to which High River is entitled at any time under this Section 5(d) shall be reduced by the product of (1) the amount of any fee which High River shall have theretofore been paid by New Valley under Section 5(a) of this Agreement or by BGLS under
Section 4(a) of the BGL Agreement, multiplied by (2) the Sale Fraction or the Holdings Fraction, as the case may be, (y) in the event that (1) the New Valley Group or the BGL Group realizes a Net Loss on any sale of Shares or any Other Securities of any class or series, or a Net Loss exists on the Reference Date in respect of any Shares or any Other Securities of any class or series held by the New Valley Group or the BGL Group on the Reference Date, and (2) High River has theretofore received any percentage payments from New Valley pursuant to this
Section 5(d) or from BGLS pursuant to Section 4(c) of the BGL Agreement, then in each such event High River shall repay or cause to be repaid to New Valley promptly upon receipt of notice from New Valley an amount equal to the product of (1) the excess, if any, of (X) 20% of such Net Loss over (Y) the aggregate amount of such percentage payments theretofore received by High River, multiplied by (2) a fraction, the numerator of which is the aggregate amount of such percentage payments theretofore paid by New Valley and the denominator of which is the aggregate amount of such percentage payments theretofore paid by New Valley and BGLS and (z) High River shall not be entitled to any percentage payment under this Section 5(d) if New Valley shall have previously become entitled to the fee described in Section 5(b) of this Agreement or if BGL shall have previously become entitled to the fee described in Section 4(b) of the BGL Agreement. New Valley and NV Sub shall use their reasonable best efforts to provide to High River (x) once each calendar week, commencing with the date of this Agreement, a report containing a reasonably detailed calculation of the number of Shares and the amount of Other Securities then held by the New Valley Group and the Weighted-Average Cost of such Shares and Other Securities, as well as a reasonably detailed estimate prepared in good faith of the New Valley Expenses incurred to that date and (y) promptly after the close of business on each business day on which any Shares are sold by the New Valley Group, a report setting forth the number of Shares or Other Securities sold since the close of business on the previous business day, the aggregate price realized in such sales and the aggregate commissions paid in such sales; provided, however, that New Valley and NV Sub shall not incur any liability or suffer any prejudice as a result of its provision of any such estimate.

     (e) The parties hereto hereby acknowledge and agree that the arrangements in Section 5(d) with respect to percentage payments constitute a partnership for Federal income tax purposes and that the parties hereto shall file income tax returns in a consistent manner.

     Section 6. Costs and Expenses. Each party hereto shall be solely responsible for all of its costs and expenses relating to this Agreement and the transactions contemplated hereby.

     Section 7. Required Filings; Publicity. (a) Each of the parties hereto shall (and shall cause each of its affiliates to) (i) take all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or its affiliates) as a result of this Agreement or any of the transactions contemplated hereby, and (ii) without limiting the foregoing, make all required filings pursuant to the Securities Act and the Exchange Act.

     (b) To the extent reasonably practicable, the parties hereto shall consult with each other prior to all public statements or filings to be issued or made by any of them or their affiliates with respect to this Agreement and the transactions contemplated hereby.

     Section 8. Representations and Warranties. (a) Each of the parties hereto hereby represents and warrants to the other parties hereto as follows:

          (i) Such party is a corporation or partnership duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has full corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (ii) The execution and delivery by such party of this Agreement and the performance by such party of its obligations hereunder have been duly and validly authorized by all necessary corporate or partnership action. This Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

          (iii) The execution and delivery by such party of this Agreement do not, and the performance by such party of its obligations under this Agreement will not, conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation, bylaws or other organizational documents of such party, any law or order applicable to such party or any of such party's contractual obligations to other persons, in each case, in any manner that would prevent or materially impede such party from fulfilling its obligations hereunder.

     (b) New Valley and NV Sub hereby represent and warrant to High River that as of the date hereof the New Valley Group owns beneficially and of record 4,278,700 Shares, free and clear of all liens and encumbrances whatsoever, which Shares were purchased by the New Valley Group at an aggregate cost (exclusive of all brokerage fees and commissions incurred in the acquisition of such Shares) of $129,572,796, and in respect of which New Valley and NV Sub received dividends of $37,500 on July 3, 1995 and dividends of $298,387.50 on October 2, 1995. New Valley and NV Sub further represent that, upon the consummation of the purchase and sale of Purchased Shares contemplated by Section 1(a), High River will acquire title to the Purchased Shares, free and clear of all encumbrances and liens whatsoever.

     (c) High River hereby represents and warrants to New Valley and NV Sub that as of the date hereof the High River Group owns beneficially and of record 1,205,900 Shares, free and clear of all liens and encumbrances whatsoever, which Shares were purchased by the High River Group at an aggregate cost (including all brokerage fees and commissions incurred in the acquisition of such Shares) of $33,173,434.30, and in respect of which High River received dividends of $452,212.50 on October 2, 1995. High River further represents and warrants that it has as of the date hereof, and will have on each date prior to the termination of this Agreement, net stockholders' or partners' equity of at least $22 million.

     Section 9. Miscellaneous. (a) For purposes of this Agreement, (i) the terms "affiliate" and "associate" have the meanings assigned to them in Rule 12b-2 promulgated under the Exchange Act, provided that the BGL Group shall not be deemed to be "affiliates" or "associates" of the New Valley and NV Sub for any purpose of this Agreement, (ii) the term "shall" is used herein to refer to actions which are compulsory and thus to create binding obligations among the parties hereto, (iii) the terms "will," "expect," "expectation," "intend" and "intention," and other terms of similar import, are used herein solely to refer to the aspirations and objectives of the parties hereto and thus are not used herein to create binding obligations among the parties hereto and (iv) the term "may" is used herein solely to refer to conduct which is optional and not compulsory and thus is not used herein to create binding obligations among the parties hereto.

     (b) The parties hereto shall have no rights, powers or duties except as specified herein, and no such rights, powers or duties shall be implied. Nothing herein shall give any party hereto the power to bind any other party hereto to any contract, agreement or obligation to any third party.

     (c) All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to New Valley or NV Sub:

                  100 S.E. Second Street
                  Miami, Florida  33131
                  Attention:  Bennett S. LeBow
                  Telecopy:  (305) 579-8001

         With a copy to:

                  Michael L. Hirschfeld, Esq.
                  Milbank, Tweed, Hadley & McCloy
                  1 Chase Manhattan Plaza
                  New York, New York  10005-1413
                  Telecopy:  (212) 530-5219

         If to High River:

                  c/o/ Icahn Associates Corp.
                  114 West 47th Street
                  19th Floor
                  New York, New York  10036
                  Attention:  Carl C. Icahn
                  Telecopy:  (212) 921-3359

         With a copy to:

                  Marc Weitzen, Esq.
                  Gordon Altman Butowsky Weitzen
                    Shalov & Wein
                  114 West 47th Street
                  20th Floor
                  New York, New York  10036
                  Telecopy:  (212) 626-0799

     (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     (e) This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

     (f) This Agreement shall be governed and construed in accordance with the laws of the state of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that High River may assign any of its rights and interests hereunder to (i) any corporation incorporated in any state of the United States or in the District of Columbia if at least 98.5% of the shares of each class of capital stock of such corporation are owned by Carl C. Icahn (a "wholly-owned Icahn subsidiary"), either directly or through one or more wholly-owned Icahn subsidiaries or (ii) any partnership, the partners of which are all wholly-owned Icahn subsidiaries; and provided further that no such assignment shall relieve High River of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     (h) This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. No waiver of any term or condition in this Agreement shall be effective unless set forth in writing and signed by or on behalf of the waiving party. No waiver by any party hereto of any term or condition of this Agreement shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     (i) The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their successors and permitted assigns and are not intended to confer upon any other person any rights or remedies hereunder.

     (j) In the event that any party hereto prevails in any action or proceeding alleging a breach of this Agreement, such party shall be entitled to recover all reasonable attorney's fees and other costs of prosecuting such action or proceeding and, in addition, shall be entitled to receive simple interest on any damages awarded in such action or proceeding at the rate of 10% per annum from the date of such breach.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their representatives thereunto duly authorized, all as of the date first above written.

                                           NEW VALLEY CORPORATION

                                           By:  /s/  BENNETT S. LEBOW
                                              ----------------------------------
                                              Name:  Bennett S. LeBow
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                           ALKI CORP.

                                           By:  /s/  BENNETT S. LEBOW
                                              ----------------------------------
                                              Name:  Bennett S. LeBow
                                              Title: Chairman, President and
                                                     Chief Executive Officer


                                            HIGH RIVER LIMITED PARTNERSHIP

                                            By:  RIVERDALE INVESTORS CORP., INC.
                                                 General Partner

                                            By:  /s/  EDWARD E.MATTNER
                                               ---------------------------------
                                               Name:  Edward E. Mattner
                                               Title: President

         [Signature page to Agreement among New Valley Corporation, ALKI Corp. and High River Limited Partnership dated
         October 17, 1995

                             NEW VALLEY CORPORATION
                                   ALKI CORP.
                             100 S.E. Second Street
                              Miami, Florida 33131

                                                      October 17, 1995

High River Limited Partnership
100 South Bedford Road
Mount Kisco, New York  10549
Attn:  Carl C. Icahn

Dear Carl:

     By executing this letter in the space provided below, New Valley Corporation, a New York corporation ("New Valley"), ALKI Corp., a Delaware corporation and a direct wholly owned subsidiary of New Valley ("NV Sub") and High River Limited Partnership, a Delaware limited partnership ("High River"), each hereby agree as follows:

          1. Notwithstanding the terms of Sections 1(c)(ii)- (iv) of the Agreement by and among New Valley, NV Sub and High River, dated October 17, 1995 (the "New Valley Agreement"), New Valley and NV Sub ("New Valley Group") and High River and its affiliates ("High River Group") will calculate the aggregate number and the average price of all shares of common stock, par value $.01 per share, of RJR Nabisco Holding Corp. ("Shares") owned by New Valley Group and High River Group, respectively, on a periodic basis, with emphasis on doing so when the parties own a similar number of Shares, and make payments to one another in immediately available funds, so that after giving effect to such payments, the New Valley Group and the High River Group will have invested the same amount in Shares (exclusive of brokerage fees and commissions incurred in such acquisitions).

          2. Strict compliance with Section 1(c)(ii)-(iv) of the New Valley Agreement is not required, notwithstanding the terms thereof.

          3. Nothing herein contained shall be construed to otherwise abrogate the rights and obligations of the parties to this letter agreement with respect to all other provisions of the New Valley Agreement.

     Please indicate your agreement with and acceptance of the terms and provisions of this letter by signing below.

     If the foregoing reflects your understanding, please sign this letter below. Upon your execution hereof, this letter agreement will become a binding contract between us.

                                            Very truly yours,
                                            By:  /s/  BENNETT S. LEBOW
                                               -----------------------------
                                                      Bennett S. LeBow

Accepted and Agreed to:

HIGH RIVER LIMITED PARTNERSHIP

By:  RIVERDALE INVESTORS CORP., INC.
         General Partner

By:  /s/  EDWARD E. MATTNER
     ----------------------------
          Edward E. Mattner
          President

[Signature page for letter agreement
by and among New Valley Corporation,
ALKI Corp. and High River Limited
Partnership]

                         High River Limited Partnership
                             100 South Bedford Road
                           Mount Kisco, New York 10549


                                                                November 5, 1995

New Valley Corporation
ALKI Corp.
100 S.E. Second Street
Miami, Florida  33131
Attn: Bennett S. LeBow

Dear Bennett:

     By executing this letter in the space provided below, New Valley Corporation, a New York corporation ("New Valley"), ALKI Corp., a Delaware corporation and a direct wholly-owned subsidiary of New Valley ("NV Sub") and High River Limited Partnership, a Delaware limited partnership ("High River"), each hereby agree as follows:

     1. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement by and among New Valley, NV Sub and High River, dated October 17, 1995 (the "New Valley Agreement").

     2. Section 1(b)(iii) of the New Valley Agreement is hereby amended to add the following to the end of the subsection:

     "; provided, however, that neither High River nor the New Valley Group shall have any obligation to make a Second Stage Investment unless and until the New Valley Group gives notice ("Second Stage Notice") to High River of the New Valley Group's intention to proceed with and make its Second Stage Investment."

     3. Notwithstanding the terms of Sections 1(c)(ii)- (iv) of the New Valley Agreement and the letter agreement by and among New Valley, NV Sub and High River, dated October 17, 1995 (the "Letter Agreement"), following the First Stage Completion Date and prior to the earlier of (i) such time that New Valley, NV Sub and any assignee of the foregoing ("New Valley Group") beneficially own a number of shares of common stock, par value $.01 per share, of RJR Nabisco Holdings Corp. ("Shares") equal to or greater than the number of Shares beneficially owned by High River and its affiliates ("High River Group") (the "Catch Up Date") and (ii) both New Valley Group and High River Group have made investments in Shares equal to at least the Second Stage

Investment (the "Second Stage Completion Date"), neither High River Group nor New Valley Group shall be obligated to make or cause to be made to the other party:

     (i) such transfer of Shares and such payments as would have been necessary so that, after giving effect to such transfers and payments, New Valley Group and High River Group would have acquired the same number of Qualifying Shares;

     (ii) such payments as would have been necessary so that, after giving effect to such payments, New Valley Group and High River Group would have invested the same amount in Qualifying Shares (exclusive of brokerage fees and commissions incurred in such acquisitions); or

     (iii) such transfer of Non-Qualifying Shares or payment for Non-Qualifying Shares in accordance with Section 1(c)(iii) of the New Valley Agreement.

In the event that the Catch Up Date precedes the Second Stage Completion Date and following the Catch Up Date (but prior to the Second Stage Completion Date) New Valley Group purchases Shares, then (x) the parties shall calculate the aggregate number and the average price of all Qualifying Shares acquired after the Catch Up Date by New Valley Group and High River Group, respectively, on a periodic basis, with emphasis on doing so when the parties own a similar number of Shares, and make payments to one another in immediately available funds, so that after giving effect to such payments, New Valley Group and High River Group will have invested the same amount in Qualifying Shares acquired after the Catch Up Date (exclusive of brokerage fees and commissions incurred in such acquisitions); (y) New Valley Group may, in accordance with Section 1(c)(iii) of the New Valley Agreement, put to High River Non-Qualifying Shares at the Hurdle Price; and (z) the parties shall follow the even up procedures set forth in
Section 1(c)(v) of the New Valley Agreement. In the event that following the Catch Up Date, New Valley does not purchase Shares, then clauses (i)-(iii) of this Paragraph 3 shall remain in effect.

     4. Section 1(d)(i) of the New Valley Agreement is hereby amended to delete the first two lines in their entirety and to substitute in lieu thereof the following:

     "Except as provided in subpart (ii) of this subparagraph (d) and except as provided in Section 9(g) of this Agreement, until the termination of this Agreement,"

     5. Notwithstanding Section 1(d) of the New Valley Agreement, if at any time subsequent to the First Stage Completion Date but prior to the Second Stage Completion Date, High River Group beneficially owns more Shares than New Valley Group, then High River Group may sell, transfer or otherwise dispose of ("Transfer") Shares beneficially owned by it, provided that following such Transfer, the number of Shares beneficially owned by High River Group would not be less than the number of Shares beneficially owned by New Valley Group, as reflected in New Valley Group's last written notice to High River Group in accordance with Section 1(c)(i) of the New Valley Agreement.

     6. Section 3(b)(ii)(B) of the New Valley Agreement is hereby amended to delete the subsection in its entirety and to substitute in lieu thereof the following:

     "(B) a party hereto which is not a member of such selling or offering Group thereafter terminates this Agreement prior to or on the tenth day after the first date that such party becomes aware that such event has occurred,"

     7. New Valley Group shall promptly make any payments due under Section 5(d) of the New Valley Agreement and Section 4(c) of the Agreement among Brooke Group Ltd., BGLS Inc. and High River dated October 17, 1995 (the "BGL Agreement"). In the event that High River Group believes that New Valley Group has breached any of its obligations under Section 5(d) of the New Valley Agreement or Section 4(c) of the BGL Agreement, the parties shall promptly follow the procedures set forth in Section 1(c)(v) of the New Valley Agreement in order to resolve the dispute. If the Arbitrator determines that (i) New Valley Group is required to make a payment pursuant to Section 5(d) of the New Valley Agreement and/or
Section 4(c) of the BGL Agreement, New Valley Group shall make or cause to be made such payment within twenty (20) days after receiving the Arbitrator's notice of decision. In the event that New Valley Group fails to make such payment within twenty (20) days after receipt of the Arbitrator's notice of decision, New Valley Group shall immediately pay or cause to be paid to High River Group an additional sum in the amount of $50 million.

     8. The first sentence of Section 9(g) of the New Valley Agreement is hereby amended to add the following to the end of the sentence:

     "; and provided, however, that the New Valley Group may assign any of its rights and interests hereunder to (i) any corporation incorporated in any state of the United States or in the District of Columbia if 100% of the shares of each class of capital stock of such corporation are owned by New Valley (a "wholly-owned New Valley subsidiary"), either directly or through one or more wholly-owned New Valley subsidiaries or (ii) any partnership, the partners of which are all wholly-owned New Valley subsidiaries; and provided, further, that no such assignment shall relieve the New Valley Group of any of its obligations hereunder."

     9. In the event that prior to February 1, 1996 (i) New Valley Group provides High River Group with notice of termination of the New Valley Agreement or BGL Group provides High River with notice of termination of the BGL Agreement at a time when a Termination Event (as defined in the BGL Agreement) set forth in Section 3(c)(vii) or 3(c)(viii) of the BGL Agreement has occurred or (ii) High River Group provides New Valley Group with notice of termination of the New Valley Agreement or provides BGL Group with notice of termination of the BGL Agreement at a time when a Termination Event set forth in Section 3(c)(ix)(A) of the BGL Agreement has occurred, New Valley Group shall not transfer any Shares beneficially owned by New Valley Group until February 1, 1996 in consequence of or in reliance upon such notice of termination. If the notice of termination specified in clause (i) of the preceding sentence is provided after January 16, 1996, and the aggregate number of Shares beneficially owned by High River Group exceeds the aggregate number of Shares beneficially owned by New Valley Group plus BGL Group (collectively, the "Aggregate LeBow Shares"), New Valley Group shall not Transfer any Shares beneficially owned by New Valley Group for fifteen (15) days following receipt by High River Group of New Valley Group's or BGL Group's notice of termination; provided, however, that on such date not before February 1, 1996 that the aggregate number of Shares beneficially owned by High River Group is equal to or less than the Aggregate LeBow Shares, and thereafter, New Valley Group may Transfer any Shares beneficially owned by New Valley Group.

     10. In the event that High River Group provides New Valley Group with notice of termination of the New Valley Agreement or provides BGL Group with notice of termination of the BGL Agreement at a time when a Termination Event under any of Sections 3(c)(ix)(B) through (E) of the New Valley Agreement has occurred and the aggregate number of shares beneficially owned by High River Group exceeds the Aggregate LeBow Shares, New Valley Group shall not Transfer any Shares beneficially owned by New Valley Group in consequence of or in reliance upon such notice of termination until the earlier of (i) fifteen (15) days following receipt by New Valley Group or BGL Group of High River Group's notice of termination specified in the preceding sentence and (ii) the date that the aggregate number of Shares beneficially owned by High River Group is equal to or less than the Aggregate LeBow Shares.

     11. Nothing herein contained shall be construed to otherwise abrogate the rights and obligations of the parties to this letter agreement with respect to all other provisions of the New Valley Agreement, the BGL Agreement and the Letter Agreement.

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


     If the foregoing reflects your understanding, please sign this letter below. Upon your execution hereof, this letter agreement will become a binding contract between us.

                                           Very truly yours,

                                           HIGH RIVER LIMITED PARTNERSHIP

                                           By: RIVERDALE INVESTORS CORP., INC.
                                           Its: General Partner

                                           By:  /s/  EDWARD E. MATTNER
                                              ---------------------------------
                                              Name:  Edward E. Mattner
                                              Title: President

Agreed to and Accepted:

NEW VALLEY CORPORATION

By:  /s/  BENNETT S. LEBOW
   ------------------------------
   Name:  Bennett S. LeBow
   Title: Chairman and Chief
          Executive Officer

ALKI CORP.

By:  /s/  BENNETT S. LEBOW
   ------------------------------
   Name:  Bennett S. LeBow
   Title: Chairman, President and
          Chief Executive Officer

[Signature page for letter agreement by and among New Valley
Corporation, ALKI Corp. and High River Limited Partnership, dated
November 5, 1995]

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